Exhibit 99.1

Contacts:

Phoenix Technologies Ltd.	Sapphire Investor Relations, LLC
Albert Sisto, Chief Executive Officer	Erica Mannion
408-570-1000	408-570-1319
Investor_Relations@phoenix.com	Investor_Relations@phoenix.com

Phoenix Technologies Ltd. Appoints Chief Financial Officer

David Eichler Brings More Than 20 Years of Senior

Financial Leadership in Technology Industry

MILPITAS, Calif. – April 25, 2006 – Phoenix Technologies Ltd. (NASDAQ: PTEC), the global market leader in device-defining technologies, today announced that David Eichler has joined the company as its Senior Vice President and Chief Financial Officer. Eichler has more than 20 years experience in CFO and senior financial officer roles in the technology sector, most recently as vice president of finance and CFO at Intellisync Corporation, which was acquired earlier this year by Nokia.

He also has served as the Vice President of Finance and CFO at Sinett Corporation, Tripath Technology Inc., Gadzoox Networks, Inc. and Alliance Semiconductor. In addition, he was the Vice President of Finance and Chief Accounting Officer at Adobe Systems Inc., Senior Vice President of Finance and Administration and CFO for Hyundai Electronics America

“We are pleased to have Dave join our company. He brings to Phoenix a rich set of industry experience that will help us manage our leading device-defining OEM business as well as our high growth applications products business,” said Albert E. Sisto, President and Chief Executive Officer of Phoenix Technologies Ltd. “His extensive experience and understanding of the technology industry combined with his expertise in corporate finance and governance will be great assets to creating shareholder value,” continued Sisto.

At Intellisync Corporation, Eichler provided assistance in selling the then publicly traded company to Nokia for $430 million. He also completed Sarbanes Oxley 404 certification with no material control weaknesses and implemented stock option expensing.

For Tripath Technology Inc., Eichler implemented strong financial discipline in managing inventories, accounts receivables and operating expenses and in improving gross margins. He successfully achieved or exceeded operating results for seven consecutive quarters.

At Alliance Semiconductor, he assisted the CEO in managing the turnaround to profitability for the publicly traded, worldwide supplier of high performance memory-intensive logic products.

In addition to being a certified public accountant, Eichler holds a Master of Business Administration in finance from University of California, Los Angeles and a Bachelor of Science in accounting from Northeastern University.

About Phoenix Technologies Ltd.

Phoenix Technologies Ltd. (NASDAQ: PTEC) is a global market leader in device-defining software that assures endpoint confidence, from the start. The company first established dominant industry leadership 26 years ago with BIOS software, currently has over one billion products deployed and continues to ship in over 100 million new systems each year. From this unique foundation of core system level expertise and firmware offering the highest levels of reliability, Phoenix has created a portfolio of innovative software products that simply and easily identify and restore devices, thereby ensuring unparalleled endpoint security and availability.

With a focused commitment to the highest levels of customer confidence and satisfaction, Phoenix serves enterprise and government channel partners, ODMs, OEMs, system builders and ISVs by enabling them to decrease time to market, differentiate their products, create value, increase profits and lower cost of ownership.

Phoenix is headquartered in Milpitas, Calif., with offices worldwide in global business and technology centers. For more information, visit www.phoenix.com.

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Phoenix, Phoenix Technologies, the Phoenix Technologies logo, ImageCast, TrustConnector, and Recover Pro are trademarks and/or registered trademarks of Phoenix Technologies Ltd. All other trademarks are the property of their respective owners.